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              [Letterhead of Baker & Botts, L.L.P. appears here]
                                                                       Exhibit 8


                                                  January 21, 1997


Houston Lighting & Power Company
Houston Industries Plaza
1111 Louisiana
Houston, Texas 77002-5231

Ladies and Gentlemen:

          We have acted as counsel to Houston Lighting & Power Company, a Texas corporation ("HL&P"), and HL&P Capital Trust I, HL&P Capital Trust II, HL&P Capital Trust III and HL&P Capital Trust IV, each of which is a Delaware statutory business trust (each a "Trust" and collectively, the "Trusts"), relating to the registration of (i) $350,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures of HL&P (the "Debt Securities") and (ii) $350,000,000 aggregate liquidation amount of preferred securities (the "Preferred Securities") or capital securities (the "Capital Securities") of the Trusts. In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of HL&P and the Trusts on Form S-3 in the form thereof to be filed on or about the date hereof with the Securities and Exchange Commission (the "Registration Statement"), including a prospectus (the "Prospectus"), a prospectus supplement describing the Preferred Securities (the "Prospectus Supplement-Preferred"), and a prospectus supplement describing the Capital Securities (the "Prospectus Supplement-Capital"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus, the Prospectus Supplement-Preferred, and the Prospectus Supplement-Capital.

          We have examined the Prospectus, the Prospectus Supplement-Preferred, and the Prospectus Supplement-Capital, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Debt Securities, the Preferred Securities and the Capital Securities will be issued in accordance with the operative documents described in the Prospectus, the Prospectus Supplement-Preferred, and the Prospectus Supplement-Capital.
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Houston Lighting & Power Company        -2-                  January 21, 1997

          Based on certain assumptions set forth therein,

          (i) statements of legal conclusion set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement-Preferred reflect our opinions on the material tax consequences of the purchase, ownership and disposition of the Preferred Securities; and

          (ii) statements of legal conclusion set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement-Capital reflect our opinions on the material tax consequences of the purchase, ownership and disposition of the Capital Securities based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions.

          Our opinion is limited to tax matters specifically covered hereby.

          We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the sections captioned "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Prospectus Supplement-Preferred and in the Prospectus Supplement-Capital, and "Validity of Securities" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    BAKER & BOTTS, L.L.P.